Exhibit 15.1

June 4, 2009 The Board of Directors ChipMOS TECHNOLOGIES (Bermuda) LTD. No. 1, R & D Road 1 Hsinchu Science Park Hsinchu City, 30076 Republic of China Attention: Mr. S.J. Cheng

Dear Sirs,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-130230 on Form F-3 and Registration Statements Nos. 333-137838, 333-116670 and 333-85290 on Form S-8 of our report dated April 20, 2009, appearing in this Annual Report on Form 20-F of ChipMOS TECHNOLOGIES (Bermuda) LTD. for the year ended December 31, 2008 (the “Annual Report”). We also consent to the inclusion of our report in the Annual Report.

Yours faithfully,

/s/ Moore Stephens
Certified Public Accountants
Hong Kong